Exhibit 4(aa)

                                 PROMISSORY  NOTE
                                 ----------------

$20,000,000.00                                          Providence, Rhode Island

                                                                    May 13, 1994



     FOR VALUE RECEIVED, WELLMAN, INC., a Delaware corporation, with a principal business address at Shrewsbury Executive Center, 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 (hereinafter referred to as the "Borrower") promises to pay to the order of Fleet National Bank, a national banking association organized and existing under the laws of the United States of America (the "Bank"), at the Bank's head office located at 111 Westminster Street, Providence, Rhode Island 02903, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000.00) in a single installment of principal on May 12, 1995 (the "Maturity Date").

     The Borrower promises to pay to the order of the Bank interest before and after maturity on the principal amount of this promissory note (the "Promissory Note") outstanding from time to time from the date hereof until payment in full of all principal, interest, fees and other sums due under this Promissory Note, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day after the date hereof through and including the date of payment in full of all principal, interest, fees and other sums due under or in connection with this Promissory Note. Subject to the other provisions of this Promissory Note, interest shall accrue and be due and payable under this Promissory Note on said unpaid principal balance of this Promissory Note at a rate per annum of five and eighty-nine one-hundredths percent (5.89%).

     The Borrower shall be permitted to voluntarily prepay, in whole or in part, the Indebtedness outstanding under this Promissory Note (the "Loan") at any time, subject to the Borrower giving the Bank not less than five (5) Business Days prior written notice thereof, subject to current market conditions, as determined by the Bank, and, subject to the Borrower's payment to the Bank of a prepayment premium in an amount computed pursuant to the second succeeding paragraph below. In the event of any such voluntary prepayment the date upon which such computation of such prepayment premium shall be based (the "Determination Date") shall be the date upon which such prepayment is made.

      If the obligations of the Borrower to the Bank evidenced by this Promissory Note shall be accelerated, then upon the Bank's demand made at any time thereafter the Borrower shall pay to the Bank a prepayment premium in an amount computed pursuant to the next paragraph below. In such event the Determination Date upon which the computation of such prepayment premium shall be based shall be such date as may be selected by the Bank, in its sole discretion, within the period commencing with the date of such acceleration and ending on the Maturity Date. In the event of such acceleration, an involuntary prepayment of the Loan shall be deemed to have occurred upon the Determination Date selected by the Bank regardless of whether funds are actually received by the Bank.

     The prepayment premium to be paid by the Borrower shall be computed as
follows:   the latest published rate preceding the Determination Date for United
States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the Maturity Date shall be subtracted from the interest rate on this Promissory Note. If the result is zero or a negative number, there shall be no prepayment premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining between the Determination Date and the Maturity Date (the "Unexpired Term''). Said amount shall be reduced to present value calculated by using the above referenced United States Treasury Note or Bill rate and assuming that said amount will be paid on the Maturity Date. The resulting amount shall be the prepayment premium due to the Bank upon notice by the Bank to the Borrower of the amount thereof and shall thereupon be paid by the Borrower to the Bank in immediately available Dollars.

     Any amount of principal or interest hereof which is not paid when due, whether at the Maturity Date, by acceleration or otherwise, shall bear interest, payable on demand, at a floating interest rate per annum equal to one percent (1.0%) above Effective Prime.

     Principal, interest, fees and other sums are payable in immediately available Dollars to the Bank at its address set forth above.

     Each capitalized term used in this Promissory Note and not expressly defined in this Promissory Note shall have the meaning ascribed to such term in that certain Loan Agreement dated as of December 7, 1990 by and among the Borrower, the Agent, the other Banks party thereto and the Bank, as amended prior to, on and after the date hereof (the "Loan Agreement").

      The Borrower shall be in default under this Promissory Note (i) upon the occurrence of any of the Events of Default under the Loan Agreement, (ii) if the Borrower shall fail to make due and punctual payment of any interest, principal and/or other amounts payable under this Promissory Note within five (5) days after the date when the same is due and payable, at the due date thereof or if the Borrower shall fail to make any such payment of interest, principal and/or any other amount under this Promissory Note on the date when such payment becomes due and payable by acceleration.

     Upon the occurrence of any one or more defaults under this Promissory Note, the holder of this Promissory Note may, by notice to the Borrower, declare the entire unpaid principal amount of this Promissory Note and all interest accrued and unpaid hereon and any and all other Indebtedness under this Promissory Note owing by the Borrower and/or any subsidiary to be forthwith due and payable, whereupon this Promissory Note and all such accrued interest, principal and other Indebtedness shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 6.0l(b) or (c) of the Loan Agreement, all of the unpaid principal amount of this Promissory Note and all interest and other sums accrued and unpaid thereon shall thereupon be due and payable in full without any need for the holder of this Promissory Note to make any such declaration or take any action. The holder of this Promissory Note may upon any such acceleration exercise any and all remedies available at law or in equity, including, without limitation, all remedies available under or as a result of this Promissory Note, the guaranty of this Promissory Note or any other document, instrument or agreement now or hereafter securing this Promissory Note.

     If this Promissory Note shall not be paid when due and shall be placed by the holder hereof in the hands of an attorney for collection, through legal proceedings or otherwise, the Borrower will pay reasonable attorneys' fees to the holder hereof together with reasonable costs and expenses of collection.

     All interest and fees payable under or in connection with this Promissory Note shall be computed on the basis of the actual number of days elapsed using a 365 (366) day year using the actual number of days elapsed.

     All provisions of this Promissory Note and any other agreements between the Borrower and the Bank are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced by this Promissory Note or otherwise, shall the amount paid or agreed to be paid to the Bank which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Promissory Note, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then this Promissory Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of this Promissory Note or any document, instrument or agreement providing security for this Promissory Note results in the rate of interest charged hereunder being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Bank receives an amount which under applicable law would cause the interest rate under this Promissory Note to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the unpaid principal balance of this Promissory Note.

     The Borrower expressly waives presentment, notice of acceleration and intent to accelerate, demand for payment and protest and notice of protest and nonpayment.

     This Promissory Note shall for all purposes be governed by and construed in accordance with the local laws of the State of Rhode Island.

     Executed as a sealed instrument as of the date first above written.

In the presence of:                               WELLMAN, INC.


/s/  Claudia Schwinn                              /s/  Audrey L. Goodman
- - --------------------                              ----------------------
                                                  Audrey L. Goodman
                                                  Assistant Treasurer